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                                                                      Exhibit 23


                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
PC Service Source, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-09333, No. 333-09335, No. 33-81146 and No. 33-98176) of PC Service
Source, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of PC Service Source, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related financial statement schedule, which report appears in the December 31, 1997 Form 10-K of PC Service Source, Inc.







                                                          KPMG Peat Marwick LLP


Dallas, Texas
March 30, 1998